Exhibit 99.3
USA TECHNOLOGIES, INC.

STOCK OWNERSHIP GUIDELINES
FOR DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors (the “Board”) of USA Technologies, Inc. (the “Company”) believes that share ownership by the Company’s Directors and executive officers is very important for the Company. Share ownership demonstrates to our shareholders, the investing public and the rest of the Company’s employees, senior managements’ commitment to the Company and directly aligns senior managements’ interest with our shareholders. Therefore, the Board has adopted the following Stock Ownership Guidelines for Directors and Executive Officers.

Stock Ownership Guidelines for Directors

Each non-employee Director is required to own shares of the Company’s common stock valued at two times his or her annual cash retainer (not including and exclusive of any annual retainer for serving on a Board Committee). Existing Directors will have three years from the date of the adoption of these stock ownership guidelines to attain such level of ownership. Directors elected after the date of the adoption of these stock ownership guidelines will have three years from the date of their election to the Board to attain such level of ownership. The minimum number of shares to be held by Directors will be calculated on the date of the Annual Meeting of Shareholders each year based on the average closing price of the Company’s common stock on The NASDAQ Stock Market LLC (“NASDAQ”) during the thirty trading days immediately preceding the day of such meeting. Any subsequent change in the value of the shares will not affect the amount of common stock Directors should hold during that year. In the event the annual cash retainer is increased, the non-employee Directors will have three years from the time of increase to acquire any additional shares needed to meet the stock ownership guidelines.

Stock Ownership Guidelines for Executive Officers

Stock ownership guidelines for the Company’s executive officers are determined as a multiple of the executive’s base salary as follows:

Level	Multiple of Base Salary
Chief Executive Officer	3x
Chief Operating Officer	2x
Chief Financial Officer and
Other Executive Officers	1x

Existing executive officers will have five years from the date of the adoption of these stock ownership guidelines to attain such level of ownership. Executive officers appointed after the date of the adoption of these stock ownership guidelines will have five years from the date of such appointment to attain such level of ownership. The minimum number of shares to be held by executive officers will be calculated on the date of the Annual Meeting of Shareholders each year based on the average closing price of the Company’s common stock on the NASDAQ during the thirty trading days immediately preceding the day of such meeting. Any subsequent change in the value of the shares will not affect the amount of common stock executive officers should hold during that year. In the event an executive officer’s base salary is increased, the executive officer will have five years from the time of increase to acquire any additional shares needed to meet the stock ownership guidelines. Officers who are subsequently promoted to a higher officer level will have five years from the date of promotion to acquire any additional shares needed to meet these stock ownership guidelines.

Stock Ownership

The following shall be used in determining stock ownership for purposes of these guidelines:

•	Shares owned separately by the executive officer or Director or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	Shares held in trust for the benefit of the executive officer or Director or his or her immediate family members;

•	Shares purchased on the open market;

•	Shares awarded to the officer or Director from a Company stock plan or stock incentive plan;

•	Shares obtained through stock option exercise; and

•	Vested shares of restricted stock awards.

Stock ownership does not include unexercised stock options or the nonvested portion of any restricted stock awards.

Exceptions

There may be rare instances where the stock ownership guidelines would place a severe hardship on a Director or executive officer. The Board may, at its discretion, waive the stock ownership guidelines if compliance would create a severe hardship. In such instances, the Board will make the final decision as to developing an alternative stock ownership guideline for such executive officer or Director that reflects the intention of these stock ownership guidelines and his or her personal circumstances.

Dated: April 14, 2011